March 17, 2015

Mr. Marec E. Edgar, Esq.
Vice President, General Counsel & Secretary
c/o A. M. Castle & Co.
1420 Kensington Road - Suite 220
Oak Brook, IL 60523

Re: Bonus Award

Dear Marec:

In recognition of your continued efforts with respect to the upcoming 2015 Annual Meeting of Stockholders of A. M. Castle & Co. (the "Company"), the Company will pay you a bonus of $50,000 (the "Bonus") if you remain actively employed by the Company on a full-time basis through the close of business on date of 2015 Annual Meeting of Stockholders (the "Annual Meeting Date"). You will not receive any portion of the Bonus if, prior to the Annual Meeting Date, your employment with the Company terminates for any reason.

The Company will pay the Bonus in a lump sum within 10 business days following the Annual Meeting Date. The Bonus will be paid in cash and will be less required tax withholdings.

This letter does not confer upon you any right to continue in the employment of the Company for any period or interfere with or otherwise restrict in any way the rights of the Company or you to terminate your employment at any time for any reason whatsoever, with or without cause.

Please indicate your acceptance of the provisions of this letter agreement by signing the enclosed copy of this letter agreement and returning it to my attention.

1420 Kensington Road Suite 220 Oak Brook, IL 60523 amcastle.com

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